Exhibit 2.1
JEGC OCC Corp.
as Purchaser
and
TLC VISION CORPORATION
as Seller

PURCHASE AGREEMENT
Dated as of May 30, 2007

PURCHASE AGREEMENT
     PURCHASE AGREEMENT dated as of May 30, 2007, between TLC Vision Corporation, a New Brunswick corporation (“Seller”), and JEGC OCC Corp., an Ontario corporation (“Purchaser”).
RECITALS
     WHEREAS, Seller beneficially owns 20,675,064 shares of common stock (the “Common Stock”) of OccuLogix, Inc. (“OccuLogix”), a Delaware corporation;
     WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, 20,675,064 shares of Common Stock (the “OccuLogix Shares”);
     NOW THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
ARTICLE 1
SALE AND PURCHASE OF SECURITIES
Section 1.1 Purchase Price.
     At the Closings, Purchaser shall purchase from Seller, and Seller shall sell and transfer to Purchaser:
(1)	1,904,762 of the OccuLogix Shares at a price per OccuLogix Share of U.S.$1.05; and

(2)	the remainder of the OccuLogix Shares at a price per OccuLogix Share equal to the lesser of the average trading price of the Common Stock during the 30 trading days prior to the Closing Date and 115% of the “market price” as defined in Section 183 of the Regulation made under the Securities Act (Ontario) (the “Securities Act”) determined as of the date hereof (the “OccuLogix Purchase Price” and the aggregate purchase price paid for the OccuLogix Shares pursuant to this clause (2), the “Aggregate OccuLogix Purchase Price”).
     Section 1.2 The Closing.
     The closing of the transaction contemplated by Section 1.1(1) of this Agreement (the “First Closing”) shall take place as soon as practicable, but in any event not later than June 22, 2007 (the “First Closing Date”). The closing of the transaction contemplated by Section 1.1(2) of this Agreement (the “Second Closing” and together with the First Closing, the “Closings”) shall take place as soon as practicable, but in any event not later than five business days after the satisfaction or waiver of the conditions contained in Section 1.5 and Section 1.6 (the “Second Closing Date”) or such other date as the parties hereto may agree upon.

Section 1.3 Actions at the Closings.
(1)	On the First Closing Date, the following actions shall occur (the “First Closing Actions”):
(a)	Seller shall transfer to Purchaser stock certificates representing 1,904,762 of the OccuLogix Shares, free and clear of Encumbrances (as hereinafter defined), and deliver duly executed stock powers; and

(b)	Purchaser shall pay by wire transfer to Seller U.S. $2,000,000 in cash.
(2)	On the Second Closing Date, the following actions shall occur (the “Second Closing Actions”):
(a)	Seller shall transfer to Purchaser stock certificate representing the remainder of the OccuLogix Shares, free and clear of Encumbrances, and deliver duly executed stock powers; and

(b)	Purchaser shall pay by wire transfer to Seller the Aggregate OccuLogix Purchase Price in cash.
Section 1.4 Exclusive Dealing
     Commencing on the date hereof and terminating on the 90th day herefrom, Seller shall not, directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider any proposal of any other person relating to the acquisition of the OccuLogix Shares.
Section 1.5 Purchaser’s Obligations Conditional.
(1)	The obligations of Purchaser to consummate the transactions contemplated in Section 1.1(1) are conditional upon:
(a)	there being no statute, rule or regulation or order of any court or administrative agency in effect which prohibits the consummation of the transactions to be consummated at the First Closing;

(b)	receipt of all necessary consents, approvals, exemptions and authorizations of governmental bodies and other third parties; and

(c)	delivery of customary legal opinions, closing certificates and other documentation.
(2)	The obligations of Purchaser to consummate the transactions contemplated in Section 1.1(2) are conditional upon:
(a)	Purchaser’s obtaining financing for the acquisition of the remainder of the OccuLogix Shares, satisfactory to Purchaser in its sole discretion;

(b)	there being no statute, rule or regulation or order of any court or administrative agency in effect which prohibits the consummation of the transactions to be consummated at the Second Closing;

(c)	receipt of all necessary consents, approvals, exemptions and authorizations of governmental bodies and other third parties; and

(d)	delivery of customary legal opinions, closing certificates and other documentation.
Section 1.6 Seller’s Obligations Conditional.
(1)	The obligations of Seller to consummate the transactions contemplated herein are conditioned upon:
(a)	there being no statute, rule or regulation or order of any court or administrative agency in effect which prohibits the consummation of the transactions to be consummated at the Closings;

(b)	receipt of all necessary consents, approvals, exemptions and authorizations of governmental bodies and other third parties;

(c)	delivery of customary legal opinions, closing certificates and other documentation;

(d)	the OccuLogix Purchase Price contemplated in Section 1.1(2) not being less than U.S.$1.00; and

(e)	OccuLogix shall have disclosed to Seller immediately prior to each Closing all known or planned regulatory approvals or material communications to the market that might impact the share price of the Common Stock.
ARTICLE 2
SELLER REPRESENTATIONS & WARRANTIES
     Seller represents and warrants to Purchaser as follows as of the date hereof and as of each Closing Date:
Section 2.1 Organization, Power and Authority.
     Seller is a corporation organized and validly existing under the laws of the Province of New Brunswick. Seller has all requisite power and authority to enter into and carry out the transactions contemplated by this Agreement.

Section 2.2 Authorization of the Documents.
     The execution, delivery and performance of this Agreement has been duly authorized by all requisite corporate action on the part of Seller, and this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller, in accordance with its terms.
Section 2.3 No Shareholder Approval.
     The transactions contemplated by this Agreement do not require the approval of the shareholders of Seller.
Section 2.4 No Conflict.
     The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby and the sale and delivery by Seller of the OccuLogix Shares will not (a) violate any provision of law, statute, rule or regulation, or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body applicable to Seller, the OccuLogix Shares or any of Seller’s other respective properties or assets, (b) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default (or give rise to any right of termination, cancellation or acceleration) under any agreement of Seller, or result in the creation of any Encumbrance, upon any of the properties or assets of Seller, including the OccuLogix Shares, or (c) violate any provisions of Seller’s organizational documents, to the extent, with respect to any of the foregoing, that the same would adversely affect the ability of Seller to carry out its obligations under this Agreement.
Section 2.5 Consents.
     Except as would not prevent Seller from consummating the transactions contemplated hereby, no permit, authorization, consent or approval of or by, or any notification of or filing with any person (governmental or private) is required in connection with the execution, delivery and performance by Seller of this Agreement or any documentation relating thereto, the consummation by Seller of the transactions contemplated hereby, or the sale or delivery of the OccuLogix Shares.
Section 2.6 Ownership.
     As of each Closing Date, Seller will be the lawful owner of the OccuLogix Shares to be sold on such Closing Date, and Seller will have good title to the OccuLogix Shares, free and clear of any and all mortgages, rights of first refusal or first offer, security interests, liens, mortgages, pledges, charges and similar restrictions (collectively, the “Encumbrances”), other than any restrictions under applicable securities laws, and upon completion of the transaction contemplated by this Agreement, Seller will transfer to Purchaser good and valid title to the OccuLogix Shares free and clear of any Encumbrances.
Section 2.7 Public Filings.
     As of each Closing Date, Seller will have reviewed all filings that OccuLogix has actually made prior to such Closing Date pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Securities Act, and which are available for review prior to such Closing Date.

Section 2.8 Brokers.
     Other than Cowen and Company, LLC (whose fee shall be paid by Seller), no agent, broker, investment banker or other person or entity acting on behalf of Seller or under the authority of Seller is or will be entitled to any fee or commission directly or indirectly from any party hereto in connection with any of the transactions contemplated hereby.
ARTICLE 3
PURCHASER REPRESENTATIONS & WARRANTIES
     Purchaser represents and warrants to Seller as of the date hereof and as of each Closing Date as to itself, as follows:
Section 3.1 Organization.
     Purchaser is duly organized and validly existing under the laws of the province of its organization and has all power and authority to enter into and perform this Agreement. This Agreement has been duly authorized by all necessary action on the part of Purchaser and constitutes a valid and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms.
Section 3.2 No Conflict.
     The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby will not (a) violate any provision of law, statute, rule or regulation, or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body applicable to Purchaser, or any of its properties or assets, (b) conflict with or result in any breach of any of the terms, conditions, or provisions of, or constitute (with due notice, lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any agreement of Purchaser or (c) violate any provisions of Purchaser’s organizational documents, to the extent, with respect to any of the foregoing, that the same would adversely affect the ability of Purchaser to carry out its obligations under this Agreement.
Section 3.3 Consents.
     Except as would not prevent Purchaser from consummating the transaction contemplated hereby, no permit, authorization, consent or approval of or by, or any notification of or filing with any person (governmental or private) is required in connection with the execution, delivery and performance by Purchaser of this Agreement or any documentation relating thereto, or the consummation by Purchaser of the transactions contemplated hereby.
Section 3.4 Brokers.
     No agent, broker, investment banker or other person or entity acting on behalf of Purchaser or under the authority of Purchaser is or will be entitled to any fee or commission directly or indirectly from any party hereto in connection with any of the transactions contemplated hereby.
Section 3.5 Status of Purchaser.
     Purchaser is an accredited investor within the meaning of the rules of the Securities Act of 1933, as amended and the Securities Act (collectively, the “Applicable Securities Regulations”). Further,

Purchaser understands and acknowledges the restrictions imposed by Applicable Securities Regulations respecting resales of the OccuLogix Shares and represents that it is acquiring the OccuLogix Shares as principal and not on behalf of or as agent for others or with a view towards redistribution thereof in violation of Applicable Securities Regulations.
Section 3.6 Public Filings.
     As of each Closing Date, Purchaser will have reviewed all filings that OccuLogix has actually made prior to such Closing Date pursuant to the Exchange Act and the Securities Act, and which are available for review prior to such Closing Date.
Section 3.7 Due Diligence.
     Purchaser has such knowledge and experience in financial and business matters that Purchaser is capable of evaluating the merits and risks of completing the transactions contemplated by this Agreement. Purchaser has acquired sufficient information about OccuLogix to reach an informed and knowledgeable decision to enter into and complete the transactions contemplated by this Agreement. In evaluating the merits and risk of the transaction contemplated by this Agreement, Purchaser has relied on the advice of its investment advisors and/or its legal counsel.
Section 3.8 Material Information.
     Purchaser is not aware of any “material change” as defined in the Securities Act that has not been disclosed by OccuLogix, as it relates to OccuLogix.
ARTICLE 4
MISCELLANEOUS
Section 4.1 Confidentiality.
     Except as and to the extent required by law (including any applicable securities exchange regulations), the parties hereto agree not to disclose at any time to any other person or entity, whether by way of press release, announcement or in any other manner, the existence, intent or terms of this Agreement, or the occurrence or content of any discussions, negotiations or investigations which have occurred or which may occur regarding the transactions contemplated herein, provided that either party may at any time make disclosures to third parties who (i) agree to be bound by the confidentiality provisions hereof; and (ii) agree not to trade the Common Stock until the earlier of the Second Closing Date and the last day of the 6th month from the date hereof.
Section 4.2 Survival of Representations.
     The representations and warranties made in this Agreement shall survive for a period ending six months after the Second Closing Date; provided that the representation and warranty of Seller set forth in Section 2.6 shall survive without limitation.
Section 4.3 Notices.
     Except as otherwise provided in this Agreement, all notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or by telecopy (with confirmation promptly sent by regular mail), nationally recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties:
(a)	if to Seller, to:

TLC Vision Corporation 16305 Swingley Ridge Road, Suite 300 Chesterfield, Missouri 63017 Attention: Brian L. Andrew, Esq.

(b)	if to Purchaser, to:

JEGC OCC Corp. Suite 400, 260 Queen Street West Toronto, Ontario M5V 1Z8 Attention: Elias Vamvakas
     All such notices, requests, consents and other communications shall be deemed to have been given when received.
Section 4.4 Amendments and Waivers.
     This Agreement may be amended, modified, supplemented or waived only upon the written agreement of the party against whom enforcement of such amendment, modification, supplement or waiver is sought.
Section 4.5 Successors and Assigns.
     This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns, whether so expressed or not.
Section 4.6 Entire Agreement.
     This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.
Section 4.7 Governing Law.
     This Agreement shall be construed and enforced in accordance with and governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein without giving effect (to the fullest extent permitted by law) to the conflicts of law principles thereof which might result in the application of the laws of any other jurisdiction.

Section 4.8 Counterparts.
     This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. All signatures need not appear on any one counterpart.
Section 4.9 Severability.
     Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.
Section 4.10 Further Assurances.
     Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.
Section 4.11 Expenses.
     Each party to this Agreement shall bear its own cost and expenses, including fees of consultant(s), accountant(s), counsel, and other persons acting on behalf of or for such party.
Section 4.12 Specific Performance.
     The parties hereto acknowledge that there would be no adequate remedy at law if any party fails to perform any of its obligations hereunder, and accordingly agree that each party, in addition to any other remedy to which it might be entitled at law or in equity, shall be entitled to injunctive relief, including specific performance, to enforce such obligations without the posting of any bond, and, if any, should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defence that there is an adequate remedy at law.
Section 4.13 Termination.
     This Agreement may be terminated by Seller upon written notice to Purchaser if the First Closing has not occurred by June 22, 2007, other than due to a material breach of this Agreement by Seller. In addition, this Agreement may be terminated as to the Second Closing by either party upon written notice to the other if the Second Closing has not occurred by 90 days after the date of this Agreement, other than due to a material breach of this Agreement by the party seeking to terminate. In addition, this Agreement may be terminated by either party upon written notice to the other if there shall have occurred any change or changes (or any development involving any prospective change or changes) in the business, assets, liabilities, properties, condition (financial or otherwise), operations, results of operations or prospects of OccuLogix or its subsidiaries that has, have or may have material adverse significance with respect to OccuLogix and its subsidiaries taken as a whole.

Section 4.14 Prohibited Transactions
     Purchaser agrees that it will require each potential investor in Purchaser or other financing source (an “Investor”) to represent that such Investor, and any person acting on behalf of or pursuant to any understanding with such Investor, has not, directly or indirectly, engaged in any purchases or sales of any securities, including any derivatives, of OccuLogix (including, without limitation, any Short Sales (as defined below) involving any of OccuLogix’s securities) (a "Transaction”) since the time that such Investor was first contacted by Purchaser. In addition, Purchaser will require each Investor to covenant that neither it nor any person acting on its behalf or pursuant to any understanding with such Investor will engage, directly or indirectly, in any Transactions prior to the time the transactions contemplated by this Agreement are publicly disclosed. “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, derivatives and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker-dealers or foreign regulated brokers.
     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

SELLER: TLC VISION CORPORATION
By:
Name:
Title:

PURCHASER: JEGC OCC CORP.
By:
Name:
Title: